Exhibit 99.1

Press Contacts:	Audrey Bold	Gina Titus
	Energy Recovery, Inc.	Schwartz Communications, Inc.
	+1 510.746.2529	+1 415.512.0770
	abold@energyrecovery.com	ERI@schwartz-pr.com

Energy Recovery Inc. Names Robert Mao to Board of Directors

Leader in Energy Recovery Technology to Benefit from Mao’s Expertise in Spearheading Global Company Growth

San Leandro, Calif.—September 20, 2010—Energy Recovery Inc (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination, today announced the election of Robert Mao to serve on the company’s board of directors.

“Robert brings to the Company extensive experience helping major technology companies successfully expand and grow into new areas. His broad perspective as a board member will be invaluable to Energy Recovery as we further diversify our technology offerings and commercial solutions into new global markets,” said G.G. Pique, president and CEO of Energy Recovery. “His experience setting strategy for business growth in China will help us retain our leadership position in that region, as China continues to become one of the most important desalination markets.”

“We look forward to incorporating Robert’s strategic recommendations into our operations and leveraging his vast expertise to strengthen ERI’s growth,” Pique added.

Mao was the CEO of 3Com Corporation from 2008-2010, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China   He also served as a member of 3Com’s board of directors from 2007-2010.  3Com was acquired by Hewlett-Packard Company in 2010. Prior to 3Com Corporation, Mao worked for Nortel Networks as CEO of the company's Greater China operations from 1997 to 2006. Before joining Nortel, Mao was regional president of the Greater China region for Alcatel-Lucent from 1995-1997. Mao also held executive positions at Alcatel and ITT in Asia and the United States.

Mao has served on the board of directors for companies listed on the NASDAQ, the Hong Kong Stock Exchange and the Taiwan Stock Exchange, and is currently a board member of Taiwan-based Yulon-Nissan Motor Company.

Mao holds a Bachelor's degree in material science and Master’s degree in metallurgical engineering from Cornell University, and a Master's degree in management from the Massachusetts Institute of Technology (MIT).

“I greatly look forward to serving on Energy Recovery’s board of directors and taking an active role in its future. ERI has proven to be a pivotal company in creating economically feasible solutions for the global water crisis and bringing fresh, potable water to areas of the world that need it most,” said Mao. “ERI has tremendous competitive differentiators that will help us continue to set the bar with our expansion into new markets and technologies. I am pleased to be a part of the company’s next phase and to help the company further solidify its leadership in China.”

ERI's PX devices operate at up to 98 percent efficiency and reduce the energy consumption of SWRO systems by up to 60 percent, making desalination a cost-effective solution for clean water supply. PX devices also reduce the carbon footprint of desalination, saving more than 970 MW of energy and reducing CO2 emissions by more than 5.2 million tons per year worldwide. More than 8,600 PX devices are currently deployed or under contract to be installed at desalination plants across the globe.

About Energy Recovery Inc
Energy Recovery Inc (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery technologies include the PX Pressure Exchanger™ (PX™) device for desalination and the Turbocharger hydraulic turbine energy recovery device and pumps for desalination, gas and liquid processing applications. The company is headquartered in the San Francisco Bay Area with offices in Detroit and worldwide, including Madrid, Shanghai and the United Arab Emirates. For more information about Energy Recovery Inc, please visit www.energyrecovery.com

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